UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2020

BEACON ROOFING SUPPLY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50924	36-4173371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Huntmar Park Drive, Suite 300, Herndon, VA 20170

(Address of Principal Executive Offices) (Zip Code)

(571) 323-3939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, $0.01 par value	BECN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 28, 2020, Beacon Roofing Supply, Inc. (the “Company”) and Beacon Sales Acquisition, Inc. entered into an Executive Employment, Severance and Restrictive Covenant Agreement with Ross D. Cooper (the “Agreement”).  The Agreement contemplates that Mr. Cooper will transition from his current role as Executive Vice President and General Counsel to a new position as Special Advisor. The transition will occur as of June 30, 2021, any earlier date on which Beacon appoints a new General Counsel, or otherwise as mutually agreed upon by the Company and Mr. Cooper (the “Transition Date”). The Agreement shall continue in effect from the Transition Date until December 31, 2023 (the “Term”). As the Company’s Special Advisor, Mr. Cooper’s duties shall consist of (i) sourcing, negotiating, and completing business development activities and (ii) any other projects assigned by Beacon’s Chief Executive Officer with Mr. Cooper’s consent. Mr. Cooper shall report to the Company’s Chief Executive Officer. It is expected that Mr. Cooper’s duties will require an average of approximately 25 hours per week. Mr. Cooper’s employment with Beacon shall be exclusive, other than with respect to teaching and related duties for American University or other educational institutions. A copy of the press release announcing Mr. Cooper’s transition is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

As of the Transition Date, Mr. Cooper’s existing Executive Severance and Restrictive Covenant Agreement shall terminate. If Mr. Cooper’s employment terminates prior to the Transition Date, the rights and obligations of the parties shall be determined solely under the terms of the Severance Agreement.

Employment Terms. Effective as of June 30, 2021 or, if later, the Transition Date, Mr. Cooper’s annual base salary shall be adjusted to $300,000. Mr. Cooper shall receive his full annual cash incentive for the performance period ending September 30, 2021, based on actual performance, unless Mr. Cooper’s employment is terminated for cause or he resigns without good reason. Mr. Cooper will not receive future annual cash incentive awards or equity-based compensation grants.

Restrictive Covenants.  The Agreement contains non-competition provisions continuing through a restriction period. The restriction period is 12 months in the case of termination by the Company for cause or by Mr. Cooper without good reason. The restriction period is 24 months in the case of a termination by the Company without cause or by Mr. Cooper for good reason. In the case of a 12-month restriction period (termination for cause or voluntary resignation without good reason), the non-competition provisions shall apply broadly with respect to industry participants. In the case of a 24-month restriction period (termination without cause or for good reason), the non-competition provisions shall only apply with respect to a list of industry participants identified in, or pursuant to, the Agreement. During the applicable restriction period, Mr. Cooper will be subject to covenants with respect to non-solicitation, non-disparagement, and non-endorsement of competing products. Mr. Cooper is also subject to a perpetual confidentiality covenant.

Severance.  In the event the Company terminates Mr. Cooper without cause or Mr. Cooper terminates for good reason, in addition to the annual cash incentive described above, the Company shall provide the Mr. Cooper with the following benefits:

•	annual base salary until the end of the Term, paid in equal periodic installments on the Company’s regular payroll dates; and
•	continued vesting in all unvested equity awards which would have vested had Mr. Cooper remained employed through such vesting date.

Mr. Cooper’s receipt of the above payments and benefits is conditioned upon the execution and delivery, not subsequently revoked, of a waiver and release of claims.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Beacon Roofing Supply, Inc. press release dated December 30, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: December 30, 2020	By:	/s/ FRANK A. LONEGRO
Frank A. Lonegro
Executive Vice President & Chief Financial Officer